Exhibit 10.1

INDEPENDENT CONTRACTOR CONSULTING AGREEMENT

This INDEPENDENT CONTRACTOR CONSULTING AGREEMENT ("Agreement"), dated as of November 11, 2015 (the "Effective Date") is entered into by and between root9B Technologies, Inc., a Delaware corporation, with offices located at 4521 Sharon Road, Suite 300, Charlotte, North Carolina 28211 (the "Company"), and Kenneth T. Smith ("Smith" or the "Executive").

WITNESSETH:

WHEREAS, Smith is resigning his position as Chief Financial Officer of the Company as of November 20, 2015, and will be engaged in the business of providing consulting and advisory services;

WHEREAS, the Company has requested that Smith provide advisory and consulting services for a brief period to assist the Company in transitioning to a new Chief Financial Officer;

WHEREAS, Smith will not be an officer of the Company or be performing the duties of the Principal Financial Officer during the term of this agreement;

WHEREAS, the Company desires to engage the services of Smith upon the terms and conditions hereinafter set forth;

WHEREAS, Smith desires to render services to the Company upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, the parties mutually agree as follows:

Section 1. Consulting Services. The Company hereby retains Smith to provide consulting services to the Company during the Term of this Agreement (as defined in Section 3), as needed, and Smith hereby agrees to provide such services, subject to the terms and conditions set forth in this Agreement.

Section 2. Duties. Smith shall provide consulting services to the Company and shall assist the Company's finance and accounting department consistent with the terms of the Agreement (the "Consulting Services"). Such duties shall include providing advice regarding finance and accounting department operations, assisting in the Company's search for a new Chief Financial Officer, and providing orientation and transition assistance to the new Chief Financial Officer. During the Term (as defined in Section 3), Smith shall provide an average of 24 hours per week of Consulting Services to the Company. This Agreement shall not preclude Smith from providing services to other companies during the term of this Agreement, subject to the restriction set forth in Section 8.

Section 3. Term.           The term of this Agreement shall commence as of November 23, 2015 and continue through February 28, 2016, unless sooner terminated in accordance with the provisions of this Agreement (the "Term").

Section 4. Compensation.

4.1 Consulting Fees. The Company shall pay Smith a monthly consulting fee (the "Consulting Fee") of $15,953.70 per calendar month, as compensation for providing the Consulting Services. If the Consulting Services are provided for less than a full month, the Consulting Fee shall be reduced by multiplying the Consulting Fee by a fraction, the denominator of which shall be the number of days in the month and the numerator shall be the number of days this Agreement was in effect during such month. The monthly Consulting Fee shall be earned by and paid to Smith on a semi-monthly basis.

4.2 Options. The Company previously granted Smith stock options during his employment as the Chief Financial Officer of the Company and the Company acknowledges that the vesting of those previously issued options will continue through the Term of this Agreement. The Company further acknowledges that the 90 day period available to exercise vested options will begin upon the end of the Term of this Agreement.

4.3 Expenses. If the Company requires Smith to incur business travel or other expenses directly related to the performance of the services during the Term, the Company shall reimburse Smith for such expenses, consistent with the Company's policies.

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Section 5. Independent Contractor Relationship. Smith's relationship with Company is that of an independent contractor, and nothing in this Agreement is intended to, or shall be construed to, create a partnership, agency, joint venture, employment or similar relationship. Smith will not be entitled to any of the benefits that Company may make available to its employees, including, but not limited to, group health or life insurance, profit sharing or retirement benefits or vacation or other paid time off. Smith is not authorized to make any representation, contract or commitment on behalf of Company unless specifically requested or authorized in writing to do so by the Company. Smith is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement. Smith is solely responsible for, and must maintain adequate records of, revenues and expenses incurred in the course of performing Consulting Services under this Agreement. No part of Smith's compensation will be subject to withholding by Company for the payment of any social security, federal, state or any other employee payroll taxes. Company will report amounts paid to Smith by filing Form 1099 MISC with the Internal Revenue Service as required by law.

Section 6. Termination. The Company may terminate this Agreement by giving Smith a written notice of such termination, to be effective fifteen (15) days following the date of such written notice. If this Agreement is terminated by the Company without Cause, Smith has the right to receive his Consulting Fees through the end of the Term, in which case the Consulting Fees shall continue to be paid as set forth in Section 4, and Smith shall retain the right to retain all unvested options through the end of the Term. For purpose of this Agreement, "Cause" shall mean Smith's (a) refusal or failure to provide the Consulting Services (as defined in Section 2); (b) engaging in an conduct that is a violation of law related to his services under this Agreement; or (c) engaging in conduct that materially breaches a material Company policy. If the Company intends to invoke Sections 6(a) or (c), the Company shall state in the written notice of termination the intent to terminate the Agreement for cause and reasonably identify the ground for termination "Cause." If Smith cures the situation identified within seven business days after receipt of this notice, "Cause" shall not exist.

Section 7. Disclosure of Confidential Information. Smith recognizes that he has had and will continue to have access to proprietary and confidential information regarding the Company, including but not limited to its customer list, products, formulae, know-how, and business and marketing plans ("Confidential Information"). Smith acknowledges that such information is of great value to the Company, is the sole property of the Company (unless the information becomes public knowledge), and has been and will be acquired by Smith in confidence. In consideration of the obligations undertaken by the Company herein, Smith will not, at any time during the Term of this Agreement or after the termination of the Agreement, reveal, divulge or make known to any person, any Confidential Information acquired by Smith during the course of Smith's Employment as the Chief Financial Officer or during the Term of this Agreement.

Section 8. Covenant Not To Compete. Smith agrees that during the Term of this Agreement he shall not, either directly or indirectly, engage in, be employed by or have any business connection with any other person, corporation, firm, partnership, or other entity whatsoever known by him to compete directly with the Company, anywhere in the world, in any line of business engaged in by the Company.

Section 9. General.

9.1 Indemnification. Smith shall be indemnified from liability in connection his good faith performance of services to the Company under this Agreement, including but not limited to indemnification for legal expenses and out-of-pocket disbursements in connection with defense of any claim or lawsuit against him based upon acts or omissions by him during the term of this Agreement; provided, however, that this indemnification obligation shall not apply if Smith has engaged in malfeasance with respect to the Company or if the omissions relate to his obligations to obtain any necessary licenses, permits or insurances or to pay required taxes or fees. This Agreement shall not affect any right Smith may have under law or agreement to indemnification for his acts or omissions during his prior period of employment with the Company.

9.2 Assignments. Neither Smith nor the Company may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other.

9.3 Entire Agreement. This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Smith's providing independent contractor services to the Company, supersedes all prior understandings and agreements, whether oral or written, between Smith and the Company regarding the Consulting Services. This Agreement shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

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9.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to such State's conflicts of law provisions.

9.5 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, including via electronic means, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument.

9.6 Notices. Notices under this Agreement shall be in writing and shall be delivered at the physical or e-mail addresses specified herein or otherwise in writing by hand delivery, overnight mail or electronic delivery.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

THE COMPANY:

ROOT9B TECHNOLOGIES, INC.

By:
Brian King
Chief Operating Officer

THE EXECUTIVE:

KENNETH T. SMITH
1301 Piccadilly Dr.
Charlotte, NC 28211
E-mail address for notices: kensmithl301@gmail.com

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